Exhibit 99.1




                River Valley Bancorp Announces Quarterly Dividend
                  and Application to Establish a Branch Office



For Immediate Release
Tuesday, September 21, 2004


Contact: Matthew P. Forrester - President, CEO
         River Valley Bancorp
         (812) 273-4949



Madison, Indiana - River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that River Valley Bancorp has declared a cash dividend of $0.18 per share of its Common Stock for the quarter ending September 30, 2004. The dividend is payable October 15, 2004 to the holders of record on September 30, 2004. This dividend represents the thirtieth consecutive dividend paid by the Corporation.

In other news, the Corporation's wholly owned subsidiary has made application to its regulator for the establishment of a branch office in Sellersburg, Indiana. It is anticipated that the facility located along SR 311, better known as Charlestown Road, would be operational in the second quarter of 2005.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has six locations in the Madison, Hanover, and Charlestown, Indiana area. A seventh office is located in Carrollton, KY.